CHEVIOT

Contact:                      Thomas J. Linneman                                                                                               For immediate release
     513-661-0457

Cheviot Financial Corp. Reports Fourth-Quarter and Annual Earnings

CINCINNATI, Ohio – January 31, 2013 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings in the fourth fiscal quarter of 2012 of $765,000, or $0.10 per share compared with net earnings of $942,000, or $0.11 per share for the fourth fiscal quarter of 2011.  For the years ended December 31, 2012 net earnings totaled $3.4 million, or $0.45 per share compared with net earnings of $3.4 million, or $0.38 per share for 2011.

The earnings per share for the three and twelve months ended December 31, 2012 were based on weighted average shares outstanding of 7,348,785 and 7,415,768, respectively as compared with weighted average shares outstanding of 8,758,170 and 8,757,880 for the comparable 2011 periods, respectively. The difference in weighted average shares outstanding in 2012 compared with 2011 reflects the second-stop conversion and related public stock offering which was completed on January 18, 2012.

On January 18, 2012, the Company completed its second-step conversion and related public stock offering.  Cheviot Savings Bank is now 100% owned by the Company and the Company is 100% owned by public shareholders.  The Company sold a total of 4,675,000 shares of common stock in a subscription, community and syndicated community offerings, including 187,000 shares to the Company’s employee stock ownership plan.  All shares were sold at a purchase price of $8.00 per share.  Subsequently, on January 16, 2013 the Company announced the authorization to repurchase up to 759,654 shares, or approximately 10%, of the Company’s outstanding common stock effective January 21, 2013, which is after the one year anniversary of the Company’s second-step conversion.

The 2012 quarterly net earnings reflects a decrease of $249,000 in net interest income and a decrease of $76,000 in other income, which was offset by a decrease of $10,000 in the provision for losses on loans, a decrease of $46,000 in general, administrative and other expense and a decrease of $92,000 in the provision for federal income taxes.  During the 2012 quarter, average interest-earning assets totaled $557.5 million with an average yield of 3.80%, an increase of $37.2 million, or 7.2%, from the comparable quarter of 2011.  The increase in interest-earning assets reflects the Corporation utilizing the proceeds from the second-step stock conversion to purchase investment securities and originate loans.

For the year ended December 31, 2012, the Company’s slight decrease in earnings of $11,000 generally reflected a decrease of $57,000 in net interest income, an increase of $580,000 in the provision for losses on loans, an increase of $635,000 in general, administrative and other expense and an increase of $65,000 in the provision for federal income taxes, which were partially offset by an increase of $1.3 million in other income.  The increase in other income is primarily due to an increase in the gain on sale of loans as the Company has sold approximately $76.9 million in loans in the secondary market during the twelve months ended December 31, 2012. The increase in general, administrative and other expenses during the twelve months ended December 31, 2012 is the result of fair market value adjustments totaling $677,000 on real estate properties acquired through foreclosure.  In addition, these expenses reflect a full year of operations in 2012 following the completion of the First Franklin acquisition in 2011. During the year ended December 31, 2012, the Company recorded a provision for losses on loans totaling $1.3 million after giving consideration for writedowns or net charge-offs of loans receivable totaling approximately $567,000.

At December 31, 2012, Cheviot Financial Corp. had consolidated total assets of $632.0 million, total liabilities of $524.1 million, including deposits of $490.6 million. Shareholders' equity totaled $107.9 million, or 17.1% of total assets.  At December 31, 2012, the Savings Bank exceeded all capital adequacy requirements with tangible, core and risk-based capital ratios of 12.4%, 12.4% and 25.5%, respectively.

Cheviot Savings Bank was established in 1911 and currently has twelve full-service offices in Hamilton County, Ohio.

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Unaudited financial statements follow.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
(Unaudited)

		December 31,		December 31,
ASSETS		2012		2011

Cash and cash equivalents		$25,114		$45,140
Investment securities		205,573		132,668
Loans receivable		340,414		384,296
Goodwill		10,309		10,309
Core deposit intangible, net		746		1,028
Other assets		49,826		42,863

Total assets		$631,982		$616,304

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits		$490,646		$492,321
Advances from the FHLB		24,314		31,327
Other liabilities		9,122		19,746

Total liabilities		524,082		543,394

Shareholders' equity		107,900		72,910

Total liabilities and shareholders' equity		$631,982		$616,304

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share data)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
Total interest income	$5,292	$5,836	$21,689	$22,126
Total interest expense	1,271	1,566	5,601	5,981

Net interest income	4,021	4,270	16,088	16,145

Provision for losses on loans	290	300	1,280	700

Net interest income after provision for losses on loans	3,731	3,970	14,808	15,445

Other income	1,035	1,111	4,326	3,000
General, administrative and other expense	3,674	3,720	14,561	13,926

Earnings before federal income taxes	1,092	1,361	4,573	4,519

Federal income taxes	327	419	1,218	1,153

NET EARNINGS	$765	$942	$3,355	$3,366

Earnings per share - basic and diluted	$0.10	$0.11	$0.45	$0.38